Exhibit 99.1

FOR MORE INFORMATION, CONTACT: Martin Jarosick Vice President, Investor Relations 847-405-2045 mjarosick@cfindustries.com

Terra Nitrogen Company, L.P. Reports Exercise of Right to Purchase Common Units and Declares Quarterly Distribution

DEERFIELD, Ill. — February 7, 2018 — Terra Nitrogen Company, L.P. (“TNCLP”) (NYSE: TNH) announced today that, in accordance with Section 17.1 of TNCLP’s First Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”), Terra Nitrogen GP Inc., a Delaware corporation and the sole general partner of TNCLP (“TNGP” or the “General Partner”), has elected to exercise the right, assigned to TNGP by TNCLP, to purchase all of the issued and outstanding common units representing limited partner interests in TNCLP not already owned by TNGP or its affiliates (the “Units”).

TNGP will purchase the Units on April 2, 2018 (the “Purchase Date”) for a cash purchase price of $84.033 per Unit. The purchase price was determined in accordance with Section 17.1 of the Partnership Agreement as the average of the daily closing prices per common unit for the 20 consecutive trading days beginning with January 5, 2018 and ending with February 2, 2018.

As of the Purchase Date, all rights of the holders of the Units will cease, except for the right to receive payment of the purchase price. Upon completion of the purchase on the Purchase Date, TNGP will own 100 percent of the Units and will be entitled to all of the benefits resulting from the Units. In addition, upon completion of the purchase, the common units representing limited partner interests in TNCLP will cease to be publicly traded or listed on the New York Stock Exchange.

TNCLP also announced today the declaration of a cash distribution for the quarter ended December 31, 2017, of $2.03 per common limited partnership unit. The distribution is payable February 28, 2018, to holders of record as of February 16, 2018.

Cash distributions depend on TNCLP’s cash requirements for working capital needs and capital expenditures, as well as its earnings, which can be affected by nitrogen fertilizer selling prices, natural gas costs, seasonal demand factors, production levels and weather. The calculation of available cash for the cash distribution for the quarter ended December 31, 2017 included the proceeds from the previously-announced sale of TNCLP’s 50% interest in the Oklahoma CO2 Partnership joint venture that closed in the fourth quarter of 2017. Cash distributions per limited partnership unit also vary based on increasing amounts allocable to the General Partner when cumulative distributions exceed targeted levels. With this distribution, TNCLP cumulative distributions continue to exceed targeted levels. As a result of TNGP’s exercise of the right to purchase the Units, there will be no further cash distributions on the common limited partnership units after the distribution payable February 28, 2018.

This release serves as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of TNCLP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, TNCLP’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

About TNCLP

Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.

Terra Nitrogen, Limited Partnership (TNLP), owner of the Verdigris, Oklahoma manufacturing facility and related assets, is a subsidiary of TNCLP. Terra Nitrogen GP Inc., an indirect, wholly-owned subsidiary of CF Industries Holdings, Inc., is the General Partner of TNCLP and TNLP and exercises full control over all of TNCLP’s and TNLP’s business affairs.

Forward-Looking Statements

All statements in this communication, other than those relating to historical facts, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond TNCLP’s control, which could cause actual results to differ materially from such statements. Important factors that could cause actual results to differ materially from expectations include, among others:

•                  Risks related to TNCLP’s reliance on one production facility;

•                  The cyclical nature of TNCLP’s business and the agricultural sector;

•                  The volatility of natural gas prices in North America;

•                  The global commodity nature of TNCLP’s fertilizer products, the impact of global supply and demand on TNCLP’s selling prices, and the intense global competition from other fertilizer producers;

•                  Conditions in the U.S. agricultural industry;

•                  Difficulties in securing the supply and delivery of raw materials, increases in their costs or delays or interruptions in their delivery;

•                  Reliance on third party providers of transportation services and equipment;

•                  The significant risks and hazards involved in producing and handling TNCLP’s products against which it may not be fully insured;

•                  Risks associated with cyber security;

•                  Weather conditions;

•                  Potential liabilities and expenditures related to environmental, health and safety laws and regulations, and permitting requirements;

•                  Future regulatory restrictions and requirements related to greenhouse gas emissions;

•                  The seasonality of the fertilizer business;

•                  Risks involving derivatives and the effectiveness of TNCLP’s risk measurement and hedging activities;

•                  Limited access to capital;

•                  Acts of terrorism and regulations to combat terrorism;

•                  Risks related to TNCLP’s dependence on and relationships with CF Industries;

•                  Deterioration of global market and economic conditions;

•                  Risks related to TNCLP’s partnership structure and control of TNCLP’s General Partner by CF Industries;

•                  Changes in TNCLP’s available cash for distribution to its unitholders, due to, among other things, changes in its earnings, the amount of cash generated by its operations and the amount of cash reserves established by its General Partner for operating, capital and other requirements;

•                  The conflicts of interest that may be faced by the executive officers of TNCLP’s General Partner, who operate both TNCLP and CF Industries; and

•                  Tax risks to TNCLP’s common unitholders and changes in TNCLP’s treatment as a partnership for U.S. or state income tax purposes.

More detailed information about factors that may affect TNCLP’s performance may be found in its filings with the Securities and Exchange Commission, including its most recent periodic reports filed on Form 10-K and Form 10-Q, which are available through CF Industries’ website. Forward-looking statements are given only as of the date of this release and TNCLP disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Terra Nitrogen Company, L.P. news announcements are also available on CF Industries’ Web site, www.cfindustries.com.

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